Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Gulf Energy Company SAOC

We consent to the incorporation by reference in the registration statement on Form F-3 of National Energy Services Reunited Corp. (“NESR”) of our report dated April 2, 2018, with respect to the consolidated statement of financial position of Gulf Energy Company SAOC as of December 31, 2017 and 2016, and the related consolidated statements of profit and loss, other comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which appears in the Definitive Proxy Statement on Schedule 14A of NESR dated May 8, 2018, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG

Mumbai, India

August 22, 2019